Exhibit 99.5

VOTING POWER ENTRUSTMENT AGREEMENT

This Voting Power Entrustment Agreement (the “Agreement”) is made and entered into as of [*], 2024 by and between [*], a company incorporated in [*] (the “Grantor”), and [*],a company incorporated in the [*] (the “Entrustee”).

WHEREAS, the Grantor is a party to that certain stock purchase agreement (the “SPA”), dated as of [_*_] by and between the Grantor and Golden Heaven Group Holding Ltd., a company incorporated in Cayman Islands (the“Issuer”), pursuant to which the Grantor agreed to purchase from the Issuer and the Issuer agreed to sell to the Grantor such number of shares of the Issuer as is set forth in the SPA; and

WHEREAS, the Grantor desires to entrust the Entrustee with the voting power associated with said shares; and

WHEREAS, the Entrustee is willing to accept such entrustment subject to the terms and conditions set forth herein.

THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1. Entrustment of Voting Power

The Grantor hereby entrusts the Entrustee with the voting power for the following shares of the Issuer:

[*] Class A ordinary shares, each with a par value of $0.0001, granting one vote per share;

This entrustment confers upon the Entrustee the right to exercise all voting rights associated with these shares, including but not limited to, voting in person or by proxy at all shareholder meetings, signing shareholder resolutions, and participating in any and all matters requiring shareholder approval.

2. Term of Agreement

This Agreement shall commence on the date first written above and shall continue in effect until terminated as provided herein.

3. Exercise of Voting Power

The Entrustee shall have full authority to exercise all voting rights associated with the shares as described in Section 1 in all matters brought before the shareholders of the Issuer for a vote.

4. Termination

The Grantor may terminate this Agreement at any time by providing the Entrustee with ten (10) days’ prior written notice.

5. Obligations of the Entrustee

The Entrustee agrees to exercise the voting powers in a manner that is consistent with the best interests of the Grantor and in compliance with all applicable laws and corporate governance practices.

6. Miscellaneous

6.1 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the British Virgin Islands.

6.2 Amendments

No amendment to this Agreement shall be effective unless it is in writing and signed by both parties.

6.3 Dispute Resolution

Any dispute arising from or related to this agreement shall be resolved through friendly consultation between the parties. If the consultation fails, both parties have the right to file a lawsuit.

IN WITNESS WHEREOF, the parties hereto have executed this Voting Power Entrustment Agreement as of the day and year first above written.

GRANTOR

[*]

By:
Name:
Title:

ENTRUSTEE

[*]

By:
Name:
Title:

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